Exhibit 99.10

Pazoo, Inc. Announces the Introduction of a New Pazoo IR Application to Improve Shareholder Communications

CEDAR KNOLLS, NJ -- (MARKETWIRE) -- 12/13/12 --  Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to announce that it has launched the new Pazoo IR Application (Pazoo IR App) technology to deliver important company information and data directly to shareholder smartphones and mobile electronic devices. The Pazoo IR App will automate the delivery of stock pricing information, press releases, SEC filings, corporate documents, videos and more. It can be downloaded for free and viewed on any Apple mobile electronic device and will allow the investor to configure the receipt of data to their own specifications and it will also give the investor a wealth of corporate information at their fingertips, anytime and anywhere.

Download the Pazoo IR App at the iTunes store or visit the company's website for downloading information.

Investors:

●	Receive important company information instantaneously.
●	Push notification eliminates the need for continuous desktop prompting.
●	Never miss important information.
●	Receive stock price quotes and control which information is pushed to the phone.
●	Enables access to documents and content offline.
●	One click access from investor phones to the company.

David M. Cunic, CEO of Pazoo, Inc., stated, "We are delighted to be at the forefront of offering our investors an important tool to keep up with company data and information instantaneously. After exploring mobile app technology we are pleased to have partnered with Equisolve to develop and maintain our Pazoo IR App. Our goal was to give each investor the ability to control the flow of information through the medium of their choice. As a web technology company we are always mindful of important innovations that are efficient, cost effective and will enhance our shareholders' experience."

The Equisolve Mobile IR App will allow the company to:

●	Improve shareholder communication, transparency and investor outreach
●	Provide investors with time sensitive communication in a dynamic way
●	Automate investor awareness
●	Develop novel IR campaigns utilizing automation
●	Create exposure by positioning the company as an innovator

Tom Runzo, CEO of Equisolve, had this to say about the new Mobile App, "We are very excited that the management of Pazoo has chosen to position the company as a technology leader utilizing the Equisolve IR App. The IR App, which was developed internally, represents the next step in the evolution of the way public companies conduct investor relations activity. Our goal was to give each investor control of the information that they believe is most important to them. The IR App gives companies a cost effective way to enhance shareholder communications and investor outreach."

About Pazoo, Inc.:

Pazoo, Inc.'s website www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts. Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products. For more information visit www.pazoo.com/

About Equisolve, Inc.:

Founded in 2006 and serving more than 200 clients, Equisolve is the leading provider of website and mobile solutions to public companies. Equisolve transforms the online presence of a public company into a powerful tool to attract and retain investors and drive sales. Our proprietary CMS platform uniquely combines the management of the corporate website, IR website, mobile investor relations apps, and social media, allowing Equisolve to cost-effectively manage, market and measure a successful online presence from IR effectiveness through sales. With 34 server locations in 14 countries, Equisolve's world-class infrastructure provides a fast, reliable and secure platform to meet the needs of any company. For more information visit www.equisolve.com

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: Investor@Pazoo.com

Released December 13, 2012